Exhibit 23

CF INDUSTRIES HOLDINGS, INC.

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CF Industries Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-127422) on Form S-8 of CF Industries Holdings, Inc. (the Company) of our reports dated February 27, 2008, with respect to the consolidated balance sheets of CF Industries Holdings, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of CF Industries Holdings, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006, SFAS No. 123(R), Share-Based Payment, in the third quarter of 2005, and the change in the method of accounting for conditional asset retirement obligations as of December 31, 2005.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2008